Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Proteon Therapeutics, Inc. for the registration of up to $150,000,000 of debt securities, common stock, preferred stock, debt securities and warrants, and to the incorporation by reference therein of our report dated March 20, 2015, with respect to the consolidated financial statements of Proteon Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 15, 2015